EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
SECOND QUARTER OF FISCAL 2013

BOISE, Idaho, March 21, 2013 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its second quarter of fiscal 2013, which ended February 28, 2013. For the second quarter, the company had a net loss attributable to Micron shareholders of $286 million, or $0.28 per diluted share, on net sales of $2.1 billion. The results for the second quarter of fiscal 2013 compare to a net loss of $275 million, or $0.27 per diluted share, on net sales of $1.8 billion for the first quarter of fiscal 2013, and a net loss of $282 million, or $0.29 per diluted share, on net sales of $2.0 billion for the second quarter of fiscal 2012.

Results of operations for the second quarter of fiscal 2013 include losses of $120 million from changes in the market value of the company’s currency hedges entered into in connection with its planned acquisition of Elpida Memory, Inc. and Rexchip Electronics Corporation. The results also include a loss of $62 million associated with the expected sale of the company’s 200 millimeter wafer fabrication facility in Avezzano, Italy, in the first half of calendar 2013.

The company’s consolidated gross margin improved to 18 percent in the second quarter of fiscal 2013 compared to 12 percent in the first quarter of fiscal 2013. Gross margin improvements were realized from sales of NAND Flash products and from sales of DRAM products due to decreases in manufacturing costs.

“We were pleased with the overall improvement in our operational performance and excited to see the effects of our restructured partnership with Inotera drive bit shipment growth during the quarter. We believe the resultant increase in capacity from existing industry production will provide us the scale we need to reinforce our leadership position,” said Micron CEO Mark Durcan.

Revenues from sales of DRAM products in the second quarter of fiscal 2013 were 24 percent higher compared to the first quarter of fiscal 2013, due to a 38 percent increase in sales volume partially offset by a 10 percent decrease in average selling prices. Revenues from sales of NAND Flash products were 8 percent higher in the second quarter of fiscal 2013 compared to the first quarter of fiscal 2013, primarily due to a 13 percent increase in Trade NAND Flash sales volume. Sales of NOR Flash products were 14 percent lower in the second quarter of fiscal 2013, compared to the first quarter of fiscal 2013, due to decreases in sales volumes and average selling prices.

Cash flows from operations for the first six months of fiscal 2013 were $470 million, while investments in capital expenditures were $891 million. In the second quarter of fiscal 2013, the company issued $600 million of convertible senior notes. In connection therewith, the company used $477 million to repurchase a portion of its 2014 notes. The company ended the quarter with cash and investments of $2.8 billion.

The company will host a conference call Thursday, March 21 at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company’s website until March 28, 2014. A taped audio replay of the conference call will also be available at 1-404-537-3406 or 1-855-859-2056 (conference number: 21046896) beginning at 5:30 p.m. MDT, Thursday, March 21, 2013 and continuing until 5:30 p.m. MDT, Thursday, March 28, 2013.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
 (in millions except per share amounts)

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	Feb. 28,	Nov. 29,	Mar. 1,	Feb. 28,	Mar. 1,
	2013	2012	2012	2013	2012

Net sales	$2,078	$1,834	$2,009	$3,912	$4,099
Cost of goods sold	1,712	1,617	1,799	3,329	3,584
Gross margin	366	217	210	583	515
Selling, general and administrative	123	119	174	242	325
Research and development	214	224	222	438	452
Other operating (income) expense, net (1)(2)	52	(29)	18	23	13
Operating loss	(23)	(97)	(204)	(120)	(275)
Interest income (expense), net	(53)	(54)	(33)	(107)	(66)
Other non-operating income (expense), net (2)	(159)	(59)	37	(218)	26
Income tax (provision) benefit (3)	9	(13)	(9)	(4)	(7)
Equity in net losses of equity method investees	(58)	(52)	(73)	(110)	(147)
Net income attributable to noncontrolling interests	(2)	--	--	(2)	--
Net loss attributable to Micron	$(286)	$(275)	$(282)	$(561)	$(469)

Loss per share:
Basic	$(0.28)	$(0.27)	$(0.29)	$(0.55)	$(0.48)
Diluted	(0.28)	(0.27)	(0.29)	(0.55)	(0.48)

Number of shares used in per share calculations:
Basic	1,016.0	1,013.7	982.8	1,014.9	982.1
Diluted	1,016.0	1,013.7	982.8	1,014.9	982.1

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Feb. 28,	Nov. 29,	Aug. 30,
	2013	2012	2012

Cash and short-term investments	$2,228	$2,271	$2,559
Receivables	1,226	1,139	1,289
Inventories	1,721	1,831	1,812
Total current assets	5,364	5,315	5,758
Long-term marketable investments	546	527	374
Property, plant and equipment, net	6,973	7,199	7,103
Total assets	13,912	14,067	14,328

Accounts payable and accrued expenses	1,498	1,584	1,641
Current portion of long-term debt	350	266	224
Total current liabilities	2,117	2,138	2,243
Long-term debt (4)(5)	3,301	3,169	3,038

Total Micron shareholders’ equity	7,231	7,469	7,700
Noncontrolling interests in subsidiaries	729	717	717
Total equity (4)(5)	7,960	8,186	8,417

	Six Months Ended
	Feb. 28,	Mar. 1,
	2013	2012

Net cash provided by operating activities	$470	$978
Net cash used for investing activities	(999)	(1,183)
Net cash provided by financing activities	131	139

Depreciation and amortization	970	1,167
Expenditures for property, plant and equipment	(761)	(1,089)
Payments on equipment purchase contracts	(130)	(86)

(1)	Other operating (income) expense consisted of the following:

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	Feb. 28,	Nov. 29,	Mar. 1,	Feb. 28,	Mar. 1,
	2013	2012	2012	2013	2012
Loss on impairment of MIT	$62	$--	$--	$62	$--
(Gain) loss on disposition of property, plant and equipment	(10)	(5)	5	(15)	6
Other	--	(24)	13	(24)	7
	$52	$(29)	$18	$23	$13

On February 25, 2013, the company entered into an agreement to sell Micron Technology Italia, Srl., (“MIT”) a wholly-owned subsidiary, including its 200 millimeter semiconductor wafer fabrication facility assets in Avezzeno, Italy, to LFoundry Marsica S.R.L. (“LFoundry”). As consideration for the shares of MIT, the company expects to receive a long-term note from LFoundry. Under the terms of the agreements, the company will assign to LFoundry its supply agreement with Aptina Imaging Corporation (“Aptina”) for CMOS image sensors manufactured at the Avezzano facility. The assets and liabilities of MIT were classified as held for sale in the second quarter of fiscal 2013 and were written down to their estimated fair values. As a result, in the second quarter of fiscal 2013, the company recorded an impairment loss of $62 million.

Other operating income for the first quarter of fiscal 2013 included a gain of $25 million resulting from the termination of a lease by Transform Solar to a portion of the company’s manufacturing facilities in Boise, Idaho.

(2)	Other non-operating income (expense) consisted of the following:

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	Feb. 28,	Nov. 29,	Mar. 1,	Feb. 28,	Mar. 1,
	2013	2012	2012	2013	2012
Gain (loss) from changes in currency exchange rates	$(127)	$(59)	$(2)	$(186)	$(13)
Loss on extinguishment of debt	(31)	--	--	(31)	--
Gain from disposition of investments	--	--	39	--	39
Other	(1)	--	--	(1)	--
	$(159)	$(59)	$37	$(218)	$26

Gain (loss) from changes in currency exchange rates in the second quarter and first six months of fiscal 2013 included currency losses of $120 million and $178 million, respectively, from changes in the market value of currency hedges executed in connection with the company’s planned acquisition of Elpida Memory, Inc. and Rexchip Electronics Corporation. Loss from extinguishment of debt for the second quarter of fiscal 2013 included a $31 million loss recognized in connection with the partial repurchase of the 2014 Notes.

In order to improve comparability with the company’s industry peers, gains and losses from currency exchange rates have been reclassified to from operating to non-operating. As a result, $59 million of losses for the first quarter of fiscal 2013 and $2 million and $13 million of losses for the second quarter and first six months of fiscal 2012, respectively, were reclassified from the amounts previously reported in other operating (income) expense to other non-operating income (expense).

(3)
Income taxes for the second quarter of fiscal 2013 included tax benefits of $19 million related to favorable adjustments in certain jurisdictions. Income taxes for the first six months of fiscal 2012 included a tax benefit of $14 million related to the favorable resolution of certain prior year tax matters. Remaining taxes in fiscal 2013 and 2012 primarily reflected taxes on the company’s non-U.S. operations. The company has a valuation allowance for its net deferred tax asset associated with its U.S. operations. Taxes attributable to the company’s U.S. operations in fiscal 2013 and 2012 were substantially offset by changes in the valuation allowance.

(4)
On February 12, 2013, the company issued $300 million of 1.625% Convertible Senior Notes with a stated maturity of February 2033 (the “2033E Notes”) and $300 million of 2.125% Convertible Senior Notes with a stated maturity of February 2033 (the “2033F Notes” and, together with the 2033E Notes, the “2033 Notes”). Issuance costs for the 2033 Notes totaled $16 million. The initial conversion rates for the 2033 Notes are 91.4808 shares of common stock per $1,000 principal amount, equivalent to initial conversion prices of approximately $10.93 per share of common stock. Upon the issuance of the 2033 Notes, the company recorded $526 million of debt, $72 million of additional capital and $14 million of deferred debt issuance costs (included in other noncurrent assets). The difference between the debt recorded at inception and the principal amount ($31 million for the 2033E Notes and $43 million for the 2033F Notes) is being accreted to principal through interest expense through February 2018 for the 2033E Notes and February 2020 for the 2033F Notes, the expected life of the notes.

Concurrent with the offering of the 2033 Notes, the company entered into capped call transactions (the “2013E Capped Calls” and “2013F Capped Calls”) that have initial strike prices of approximately $10.93 per share, subject to certain adjustments, which are equal to the initial conversion prices of the 2033 Notes. The Capped Calls have cap prices of $14.51 per share and are intended to reduce the potential dilution upon conversion of the 2033E and 2033F Notes. The Capped Calls are considered capital transactions and the related cost of $48 million was recorded as a charge to additional capital.

During the first quarter of fiscal 2013, the company entered into two credit facilities. The first was a revolving credit facility providing for borrowings of up to $255 million. Amounts drawn under the facility would be collateralized by certain accounts receivable. As of the end of the second quarter of fiscal 2013, no amounts had been drawn under the facility. The second was a term note providing for borrowings of up to $214 million. Amounts drawn under the facility are collateralized by semiconductor production equipment. As of the end of the second quarter of fiscal 2013, the note was fully drawn.

(5)
In connection with the offering of the 2033 Notes, the company repurchased $464 million in aggregate principal amount of its 2014 Notes for $477 million in cash in the second quarter of fiscal 2013. As a result, the company reduced debt, accrued interest and debt issuance costs by an aggregate of $431 million; reduced equity by $15 million for the equity component of the 2014 Notes; and recognized a loss of $31 million.